Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS OF EXCHANGE OFFER OF SENIOR NOTES

Chicago, IL (April 29, 2014) - LKQ Corporation (Nasdaq:LKQ) today announced the results of its offer to exchange (the “Exchange Offer”) up to $600,000,000 aggregate principal amount of its outstanding new registered 4.75% Senior Notes due 2023 (the “Exchange Notes”) for a like principal amount of its outstanding unregistered 4.75% Senior Notes due 2023. The CUSIP number for the Exchange Notes is 501889AB5.

According to information provided by the exchange agent, U.S. Bank National Association, $600,000,000 aggregate principal amount, or 100%, of the outstanding unregistered 4.75% Senior Notes due 2023 were tendered for exchange in the Exchange Offer. The Exchange Offer expired at 5:00 p.m., New York City time, on April 25, 2014.

This press release is for informational purposes only and is neither an offer to exchange, nor a solicitation of an offer to sell, the Exchange Notes. The Exchange Offer was made solely pursuant to the prospectus dated March 28, 2014, including any supplements thereto. The Exchange Offer was not made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France and Taiwan. LKQ operates more than 630 facilities, offering its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the proposed transaction described and statements or assumptions regarding the expected timetable for completing the transaction and other statements that are based on management's current beliefs and expectations of the company. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2013 filed on March 3, 2014 and in other reports filed by us from time to time with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com